Exhibit 10.16

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH TWO ASTERISKS [**].

MASTER SOFTWARE LICENSE AND SERVICE AGREEMENT

This Master Software License (the “Agreement”) is made and entered into as of the 24th day of July, 2000 (the “Effective Date”), by and between Innovative Managed Care Systems,Inc. (“IMaCS”), a corporation having its principal place of business at 14135 Midway Road, Suite 250, Dallas, Texas 75244 and Tenet HealthSystem Medical, Inc., for itself and its affiliates, a corporation having its principal place of business at 13737 Noel Road Suite 100, Dallas Texas 75240 (“Tenet”).

WHEREAS, IMaCS desires to license to Tenet certain Software (defined below) and Documentation (defined below);

WHEREAS, Tenet desires to acquire from IMaCS a perpetual, non-exclusive, paid-up, worldwide license for the Software and the Documentation; and

WHEREAS, Tenet desires to have IMaCS perform software support and maintenance services in connection with the Software and the Documentation and IMaCS desires to perform such services pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

1.1 “Documentation” is defined to include any user manuals, training materials, specifications and other material, whether printed or electronic, related to the Software.

1.2 “Services Agreement” is defined as the Services Agreement entered into between IMaCS and Tenet of even date herewith.

1.3 “Software” is defined as the computer software offered by IMaCS to Tenet, under the terms of this Agreement, including any related interfaces and any custom software, as more fully described in Schedule A annexed hereto, which is incorporated herein by reference.

1.4 “IMaCS System” is defined as the Software and the services provided for herein, operating together as a unitary whole.

1.5 “Data” is defined as all tangible data elements provided by or belonging to Tenet, a Tenet Entity or a Third Party Entity under the terms of this Agreement, Data specifically includes, but is not limited to, patient identification information, patient medical records, financial information, business forecasts, personnel information, customer lists, marketing information and other information relating to the business of Tenet, a Tenet Entity or a Third Party Entity and their respective patients, clients or customers.

1.6 “Hardware” is defined in Section 7 of this Agreement.

2. Software License

2.1 IMaCS hereby grants to Tenet, subject to the terms and conditions hereinafter set forth, a perpetual, non-exclusive, worldwide license to use the Software for the uses specified in the Services Agreement. The license granted hereunder includes without limitation the right to reproduce or copy all or any portion of the Software in machine-readable or printed form as determined by Tenet to be reasonably required for its own internal data processing needs and archival and backup purposes.

2.2 The license for the Software and the Documentation granted hereunder and the terms and conditions of this Agreement shall cover all custom software and related documentation developed on a time-and-materials or flat-fee basis by IMaCS at Tenet’s request.

2.3 Tenet may operate the Software at a single central location (such as the Dallas Operations Center) or elect to contract with IMaCS to operate the Software at its location. Tenet shall have the right but not the obligation from time to time to engage the services of one or more data processing center operators to use the Software and Documentation on behalf of Tenet.

3. Documentation License

3.1 IMaCS hereby grants to Tenet a perpetual, nonexclusive, worldwide license to use the Documentation in conjunction with Tenet’s use of the Software. IMaCS further grants Tenet the right to reproduce and distribute copies of the Documentation for its own use including posting the Documentation on Tenet’s limited access sites or the computer interconnection known as the World Wide Web. In the event Tenet exercises the right to reproduce and distribute copies of the Documentation or any portion thereof, such copies shall include IMaCS’s copyright notices; provided, however, that this provision shall not apply to de minimis copying for the personal convenience of employees of Tenet. The Documentation shall be furnished to Tenet in printed or electronic form, and shall consist of all user manuals, training materials and specifications for the Software. Additional documentation may be available on-line in electronic format.

4. Additional Services

4.1 IMaCS shall appoint an individual who shall be in charge of IMaCS’s account with Tenet and shall serve as the representative of IMaCS on matters relating to this Agreement (the “IMaCS Account Manager”). Tenet shall have the right, in its sole discretion, to request replacement of the IMaCS Account Manager.

4.2 Tenet shall appoint an individual who shall be the primary contact for IMaCS with Tenet.

4.3 IMaCS shall provide implementation and training services as described in the IMaCS Application Support section of Schedule D of the Services Agreement.

4.4 IMaCS shall provide installation services as required to successfully implement the Software in the Tenet designated location should the Services Agreement be terminated.

5. License Fee, Taxes and Expenses; Delivery

5.1 As consideration for the IMaCS services and the perpetual license to use the Software and the Documentation granted to Tenet herein, Tenet shall pay to IMaGS the license fees and the usage fees in the amount and payable in accordance with the payment schedule set forth in Schedule A.

5.2 Tenet shall pay all sales, use and personal property taxes assessed in connection with this Agreement; provided, however, that IMaCS shall pay all taxes based on IMaCS’s business operations (including without limitation employment taxes and taxes levied on IMaCS’s income).

5.3 IMaCS shall submit a single, monthly invoice to Tenet for Tenet and Tenet Entity charges, with subtotals for each Tenet Entity, beginning on Effective Date, for all fees, charges and expenses as provided in Schedule A of this Agreement. IMaCS shall directly invoice Third Party Entities. Tenet shall reimburse IMaCS at IMaCS’s cost for its reasonable and necessary direct out-of- pocket expenses incurred in connection with IMaCS’s performance hereunder, including without limitation long-distance toll charges, overnight courier charges and postage. If IMaCS travels to Tenet’s site in connection with IMaCS’s performance under this Agreement and such travel is approved in advance by an authorized representative of Tenet, Tenet shall reimburse IMaCS for IMaCS’s reasonable and necessary expenses at cost. Tenet shall be invoiced monthly in arrears for all such expenses and payments shall be due within 30 days of Tenet’s receipt of such invoices; provided, however, that Tenet shall have no obligation to reimburse IMaCS for any such expenses not invoiced within 180 days of the date incurred by IMaCS. All IMaCS invoiced amounts are due and payable thirty (30) days after receipt by Tenet. All undisputed amounts not paid within thirty (30) days shall bear interest at the rate of one and half percent (1.5%) per month, but riot to exceed any maximum specified by applicable law. IMaCS shall supply with such invoices supporting data as reasonably requested by Tenet or Third Party Entities.

5.4 IMaCS shall pay all freight, shipping and handling costs for delivery of the Software and the Documentation and shall bear all risk of loss, including any insurance costs.

5.5 The terms and conditions of this Agreement and the Services Agreement shall apply to Tenet hospitals which are currently using the IMaCS System on the first day of the month following the Effective Date. IMaCS will concurrently issue one final cut-off bill to the Tenet hospital for the services performed and charges due under the prices existing before this Agreement and the Services Agreement (“Final Hospital Bill”) and issue an initial monthly bill to Tenet for services performed under this Agreement and the Services Agreement (“Initial Bill”). The Final Hospital Bill will include all incurred, but not yet billed charges due for services performed under the arrangements existing prior to this Agreement and the Services Agreement. The Tenet hospital shall pay all undisputed charges contained in the Final Hospital Bill, along with all past due undisputed balances, within thirty days from its receipt. The Initial Bill shall include the appropriate facility license fees and the monthly usage fees as defined in Schedule A.

6. [**]

6.1 [**]

6.2 [**]

6.3 [**]

6.4 [**]

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7. Hardware

7.1 Tenet is responsible for providing computer equipment, telecommunication equipment, operating system software and other necessary application software (collectively, the “Hardware”) that conforms with IMaCS’s configuration specifications as may be modified by mutual consent of the parties from time to time.

8. IMaCS’s Warranties

8.1 IMaCS hereby warrants and represents to Tenet as follows:

(a) Ownership and Quiet Enjoyment. IMaCS hereby warrants and represents to Tenet that IMaCS owns all right, title and interest in and to the Software and the Documentation or otherwise has the right to grant to Tenet the license to use and to sublicense same as set forth in this Agreement without violating or infringing upon any rights of any third party and without breach of any third-party license to IMaCS, and there is currently no actual or threatened suit by any third party based on an alleged violation, infringement or breach by IMaCS. Use of the Software and the Documentation in accordance with this Agreement shall not be disturbed or interfered with during the continuation of the license granted hereunder.

(b) Software Operation. The Software and each module or component thereof shall operate on the Hardware and shall perform in accordance with the Documentation and IMaCS’s proposals and specifications described in Schedule D of the Services Agreement; provided, however, if Tenet makes an unauthorized modification to the Software, then this warranty shall terminate.

(c) Performance Standards. Each of IMaCS’s employees, agents or representatives assigned to perform services hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be so performed in a manner compatible with Tenet’s business operations at its premises.

(d) No Virus. IMaCS warrants and represents that at the time the Software is supplied it is completely free of any virus, rouge program, time bomb, turn off instruction, disabling instruction, Easter Egg or any other device however characterized that is potentially damaging to the Software, materials provided, the IMaCS System, other programs, data, the Hardware, other computer hardware, computer software, telecommunications equipment or any other material or device in any manner whatsoever.

(e) Year 2000. IMaCS hereby warrants and represents that all Software provided by it hereunder is fully capable of complying with Year 2000 Requirements. “Year 200 Requirements” means processing that is dependent upon usage of calendar dates, including dates on or after January 1,200. This warranty includes a representation that the Software will recognize dates for the Year 2000 and beyond, will remain fully functional after January 1,200, and will not disable or disrupt other programs based on Year 2000 defects.

8.2 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IMaCS DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. Master Software Support and Maintenance

9.1 IMaCS shall promptly notify Tenet of any defects or malfunctions in the Software or the Documentation of which it learns from any source. IMaCS shall correct any material defects or malfunctions in the Software or the Documentation and provide Tenet with corrected copies of same in accordance with a schedule to be mutually agreed to by the parties. IMaCS’s obligation hereunder shall not affect any other liability that it may have to Tenet.

9.2 IMaCS shall provide to Tenet copies of the Software and the Documentation made generally available to its customers and reflecting any enhancements to the Software and the Documentation made by IMaCS. Such enhancements shall include without limitation all modifications to the Software that increase the speed, efficiency or ease of operation of the Software, or add additional capabilities to or otherwise improve the functions of the Software.

9.3 IMaCS shall cause the Software to operate as warranted in Section 8.1 and shall provide one copy of any updated release of the Software, or part thereof, to Tenet which Tenet may copy in the appropriate quantity and substitute for a prior release. In addition, IMaCS shall provide published bulletins describing new releases, maintenance releases, temporary problem resolutions and circumvention’s, support level changes and other information with respect to the Software, which updated releases Tenet may obtain at no additional cost, except for IMaCS’s then applicable mailing and media charges plus any reasonable costs as the parties may mutually agree related to installation of such releases.

9.4 IMaCS shall respond to failure situations in conformance with the actions described in the Problem Resolution section of Schedule D of the Services Agreement.

9.5 IMaCS shall provide the Software support and maintenance services described in this Section 9 for the charges set forth in Section 9.6 below for a three-year period commencing upon the Effective Date of this Agreement (the “Initial Term”), and, upon expiration of the Initial Term, shall continue to provide such services on a year-to-year basis unless terminated by: (i) Tenet upon one hundred eighty (180) days’ written notice to IMaCS; or (ii) either party upon a material breach by the other party, such material breach remaining uncured for more than thirty (30) days from the date of receipt of written notice from the non-breaching party to the other party specifying the nature of the breach.

9.6 During the term of IMaCS’s software support and maintenance services, Tenet shall pay to IMaCS an annual support and maintenance fee in accordance with the terms set forth in Schedule A. At any time after the expiration of the first year of the Initial Term, IMaCS’s software support and maintenance fees shall be subject to annual increases, provided that IMaCS provides Tenet with written notice of any such increase at least 90 days prior to the expiration of each one-year period. Annual increases shall in no event exceed the lesser of: (i) a percentage increase equal to the percentage increase in the Consumer Price Index for Urban Consumers, All Cities Average, For all Items (1998 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor during the most recent twelve-month period for which such figures are available; or (ii) four percent (4%).

9.7 (a) Tenet agrees that all enhancements to the Software furnished by IMaCS pursuant to this Agreement shall be installed within six months of Tenet’s receipt of any such enhancements, provided that if IMaCS is responsible for installation, IMaCS shall cooperate with Tenet to install the Software within such time period. As mutually agreed by the parties at such time as enhancements are provided, either Tenet shall install the enhancements or Tenet shall engage IMaCS to install the enhancements at its standard hourly rate for software installation services.

(b) Tenet agrees to provide IMaCS with sufficient support and test time on Tenet’s computer system to duplicate a reported problem, certify that the problem is with the Software, and certify that the problem has been corrected, and to otherwise reasonably cooperate with IMaCS in connection with IMaCS’s support and maintenance services.

(c) [**]

(d) Tenet agrees that any copies of the Software or the Documentation that it makes pursuant to this Agreement shall bear all copyright, trademark and other proprietary notices included therein by IMaCS and, except as expressly authorized herein, Tenet shall not distribute same to any third party without IMaCS’s prior written consent.

10. Limitations of Liability

10.1 Except as provided in Section 8.2, IMaCS shall have no liability for consequential, exemplary, indirect, special or incidental damages, whether based on contract, tort or any other legal theory, arising out of or related to this Agreement or the transactions contemplated herein, nor shall IMaCS be liable for any loss of data or lost profits of Tenet, or for any amount in excess of the license fees paid to IMaCS

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by Tenet under this Agreement, even if IMaCS is apprised of the likelihood of such damages occurring.

10.2 Subject to IMaCS’s obligations under Section 16.2. in the event that the use of the Software or any portion thereof is held by a court of competent jurisdiction to infringe or constitute the wrongful use of any third party’s proprietary rights and Tenet’s right to use the Software is enjoined, or if IMaCS in the reasonable exercise of its discretion instructs Tenet to cease using the Software in order to mitigate potential damages arising from a third party’s claim that use of the Software infringes on its rights, Tenet shall cease using the Software. In either event (other than by reason of a temporary restraining order not exceeding 30 days), IMaCS shall (i) replace the Software with equally suitable non-infringing software, (ii) modify the Software so that its use by Tenet as permitted hereunder ceases to be infringing or wrongful or (iii) procure for Tenet the right to continue using the Software as permitted hereunder.

11. Title to Software, Documentation and Data

11.1 The Software and the Documentation provided hereunder and all copies thereof are proprietary to IMaCS and title .thereto remains in IMaCS (or in third parties who have licensed any part of the Software to IMaCS). Other than the rights in and to the Software and the Documentation granted to Tenet hereunder, Tenet acquires no rights in the Software or the Documentation, including patents, copyrights, trademarks, and trade secrets, if any, embodied therein. Tenet acknowledges that IMaCS claims that the Software contains valuable proprietary information and trade secrets developed or acquired by IMaCS. Tenet agrees to secure and protect the Software and the Documentation and copies thereof in a manner consistent with the maintenance of IMaCS’s rights therein and to take reasonable action by instruction or agreement with its employees or independent contractors who are permitted access to the Software and the Documentation to satisfy its obligations hereunder.

11.2 As between Tenet and IMaCS, any Data provided to or learned by IMaCS for any purpose, in connection with the IMaCS System or for processing through use of the Software pursuant to this Agreement, shall be deemed to be the exclusive property of Tenet. In no event shall IMaCS claim any rights with respect to such Data or take any action with respect to such Data that is inconsistent with the duties of a bailee for hire without the prior written consent of Tenet. Nothing in this Agreement or elsewhere shall operate as an obstacle to Tenet’s right to use the Software to retrieve or place such Data from time to time with third parties for the provision of data processing services.

12. Confidentiality

12.1 “Confidential Information” is defined to include the identity of patients, the content of any medical records, financial and tax information, information regarding Medicare, Medicaid and third party payor claims submission and reimbursements and the object and source codes for the Software.

12.2 The party receiving the Confidential Information (the “Receiving Party”) from the party who owns or holds in confidence such Confidential Information (the “Owning Party”) may use the Confidential Information solely for the purpose of performing its obligations or enforcing its rights under this Agreement.

12.3 The Receiving Party shall not disclose the Confidential Information except to those persons having a need to know for purposes authorized in Section 12.2. Each party shall take appropriate action, by instruction to or agreement with its employees, agents and subcontractors, to maintain the confidentiality of the Confidential Information. Except as provided in Section 12.4 below, Tenet shall not disclose the Documentation or the Software to any independent contractor or subcontractor engaged primarily in the business of developing health care applications software. Tenet may disclose any Confidential Information on an as-needed basis to its non-employee fiduciaries, including without limitation Tenet’s attorneys, accountants, auditors, controlling persons, officers, directors or trustees, without IMaCS’s prior consent. The Receiving Party shall promptly notify the Owning Party in the event that the Receiving Party learns of an unauthorized release of Confidential Information.

12.4 The Receiving Party shall have no obligation with respect to:

(a) Confidential Information made available to the general public without restriction by the Owning Party or by an authorized third party;

(b) Confidential Information known to the Receiving Party independently of disclosures by the Owning Party under this Agreement;

(c) Confidential Information independently developed by the Receiving Party; or

(d) Confidential Information that the Receiving Party may be required to disclose pursuant to subpoena or other lawful process; provided, however, that the Receiving Party notifies the Owning Party in a timely manner to allow the Owning Party to appear and protect its interests.

12.5 Upon the termination or expiration of the license, each party shall (i) immediately cease to use the other party’s Confidential Information, (ii) return to the other party such Confidential Information and all copies thereof within ten (10) days of the termination, unless otherwise provided in this Agreement, and (iii) upon request, certify in writing to the other party that it has complied with its obligations set forth in this Section 12, unless otherwise provided in this Agreement.

12.6 The parties acknowledge that monetary remedies may be inadequate to protect rights in Confidential Information and that, in addition to legal remedies otherwise available, injunctive relief is an appropriate judicial remedy to protect such rights.

12.7 IMaCS shall not use Confidential Information received from Tenet for the purpose of developing information or statistical compilations for use by third parties or for any other commercial exploitation.

12.8 Each party agrees to provide reasonable assistance and cooperation upon the reasonable request of the other party in connection with any litigation against third parties to protect the requesting party’s Confidential Information, provided that the party seeking such assistance and cooperation shall reimburse the other party for its reasonable out-of-pocket expenses.

12.9 Neither party shall refer to the existence of this Agreement or disclose its terms or use the name of the other party in any press release, advertising or materials distributed to prospective customers, without the prior written consent of the other party. IMaCS shall not represent, directly or indirectly, that any product or service of IMaCS has been approved or endorsed by Tenet.

13. Regulatory Compliance

13.1 If required by applicable law, the parties agree that until the expiration of four (4) years after the furnishing of services under this Agreement, IMaCS will make available to the Secretary of the United States Department of Health and Human Services (the “Secretary”) and the United States Comptroller General, and their duly authorized representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of the goods and services provided under this Agreement. No attorney-client, accountant-client or other legal privilege shall be deemed to have been waived by the parties by virtue of this provision.

13.2 Tenet shall have the right, at its expense, during normal business hours and with reasonable advance notice, to review and photocopy IMaCS’s books and records that pertain directly to the accounts of Tenet, the fees payable to IMaCS under this Agreement, or the goods and services provided by IMaCS hereunder.

13.3 If IMaCS carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract will also contain a clause substantially identical to Sections 14.1 and 14.2 to permit access by Tenet, the Secretary, the United States Comptroller General and their representatives to the related organization’s books and records.

13.4 IMaCS agrees not to use or further disclose any protected health information, as defined in 45 CFR Part 164, or individual health information as defined in 45 CFR Part 142 (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Agreement and the requirements of the federal privacy regulations as contained in 45 CFR Part 164 (the “Federal Privacy Regulations”) and the federal security standards as contained in 45 CFR Part 142 (the “Federal Security Regulations”). IMaCS will implement appropriate safeguards to prevent the use or disclosure of a patient’s protected health information, as defined in the Federal Privacy Regulations, (“Protected Health Information”) other than as provided for by this Agreement. IMaCS shall report to Tenet any use or disclosure of a patient’s Protected Health Information not provided for by this Agreement of which IMaCS becomes aware. In the event IMaCS, as allowed under this Agreement and with Tenet’s prior written approval, contracts with any subcontractors or agents to whom IMaCS provides a patient’s Protected Health Information received from Tenet, IMaCS shall include provisions in such agreements whereby the subcontractor and agent agree to the same restrictions and conditions that apply to IMaCS with respect to such patient’s Protected Health Information. IMaCS will make its internal practices, books, and records relating to the use and disclosure of a patient’s Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by IMaCS or Tenet by virtue of this Section.

14. Assignment

14.1 Neither Tenet nor IMaCS shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that (i) either party may assign its rights or obligations hereunder to a parent corporation or a subsidiary in which the assigning party holds a 50% or greater equity interest without the consent of the other party and (ii) either party may assign its rights and obligations hereunder in connection with any transaction involving the sale of all or substantially all of its assets without the consent of the other party. This Agreement shall inure to the benefit of and bind successors and permitted assigns of IMaCS and Tenet. In no event shall consent to assignment be conditioned upon the payment of any fee.

15. Indemnity

15.1 Each party shall indemnify and hold harmless the other party and its affiliates, directors, officers, employees and agents (collectively, the “indemnitee”) against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any third-party claim for personal injury or property damage (other than intellectual property infringement claims), including any damages finally awarded attributable to such claim and any reasonable expense incurred by indemnitee in assisting indemnitor in defending against such claim, that arises out of any action or inaction by the indemnitor. or its employees or agents; provided, however, that indemnitee gives indemnitor: (i) written notice within a reasonable time after indemnitee is served with legal process in an action asserting such claims, provided that the failure or delay to notify indemnitor shall not relieve indemnitor from any liability that it may have to indemnitee hereunder so long as the failure or delay shall not have prejudiced the defense of such claim; (ii) reasonable assistance in defending the claim; and (iii) sole authority to defend or settle such claim. In the event indemnitor elects not to defend any such claim, indemnitee shall have the option but not the duty to reasonably settle or defend the claim at its cost and indemnitor shall indemnify indemnitee for such settlement or any damages finally awarded against indemnitee attributable to such claim, reasonable costs and expenses (including attorneys’ fees), and interest on such recoverable funds advanced.

15.2 IMaCS agrees to indemnify and hold harmless Tenet and its affiliates, directors, officers, employees and agents (collectively, “indemnitee”) against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any third-party claim that Tenet’s use or possession of the Software or the Documentation or the license granted hereunder infringes or violates the copyright, patent, trade secret or other proprietary rights of any third party, including any damages finally awarded attributable to such claim and any reasonable expense incurred by indemnitee in assisting IMaCS in defending against such claim; provided, however, that indemnitee gives IMaCS: (i) written notice within a reasonable time after indemnitee is served with legal process in an action asserting such claims, provided that the failure or delay to notify IMaCS shall not relieve IMaCS from any liability that it may have to indemnitee hereunder so long as the failure or delay shall not have prejudiced the defense of such claim; (ii) reasonable assistance in defending the claim; and (iii) sole authority to defend or settle such claim. In the event IMaCS elects not to defend any such claim, indemnitee shall have the option, but not the duty, to reasonably settle or defend the claim at its cost and IMaCS shall indemnify indemnitee for such settlement or any damages finally awarded against indemnitee attributable to such claim, reasonable costs and expenses (including attorneys’ fees) and interest on such recoverable funds advanced.

16. Termination and Survival

16.1 The license granted hereunder is perpetual and may not be terminated by IMaCS except upon Tenet’s failure to cure a material breach of this Agreement, including nonpayment of any Software license fee when due, within 60 days of receipt of IMaCS’s written notice describing the nature of the alleged material breach. In the event of a termination of the license, Tenet shall within 60 days, at Tenet’s option, either deliver to IMaCS or destroy the Software and the Documentation in Tenet’s possession. Within 60 days following termination, Tenet shall certify in writing to IMaCS that all copies of the Software and the Documentation in Tenet’s possession have been returned or destroyed.

16.2 Expiration or termination of IMaCS’s support and maintenance obligations or provision of the IMaCS Services shall not constitute a termination of the license granted hereunder or of the respective rights and obligations of the parties created by this Agreement.

16.3 Any provision of this Agreement related to confidentiality, publicity, survive the termination of this Agreement.

17. Notices

17.1 All notices required or permitted under this Agreement shall be in writing and sent to the other party at the address specified below or to such other address as either party may substitute from time to time by written notice to the other and shall be deemed validly given upon receipt of such notice given by certified mail, postage prepaid, or personal or courier delivery:

If to IMaCS:	Innovative Managed Care Solutions, Inc.
14135 Midway Road, Suite 250
Dallas, Texas 752441

If to Tenet:	Tenet HealthSystem Medical, Inc.
13737 Noel Road, Suite 100
Dallas, Texas 75240

18. Governing Law

18.1 This Agreement shall be governed by and construed in all respects in accordance with the substantive laws of the State of Texas, and any dispute hereunder shall be resolved in the state or federal courts, as appropriate, located in Dallas, Texas.

19. Severability

19.1 All agreements, clauses and covenants contained herein are severable, and in the event any of them shall be held to be unconstitutional, invalid, illegal, or unenforceable, the remainder of this Agreement shall be interpreted as if such unconstitutional, invalid, illegal or unenforceable agreements, clauses or covenants were not contained herein.

20. Waiver; Modification

20.1 The failure by either party to exercise any right provided hereunder shall not be deemed a waiver of such right. This Agreement may be amended, modified or supplemented only by a writing signed by the parties to this Agreement.

Such amendments, modifications or supplements shall be deemed as much a part of this Agreement as if so incorporated herein.

21. Integration

21.1 The parties hereto acknowledge that they have read this Agreement in its entirety and understand and agree to be bound by all of its terms and conditions, and further agree that this Agreement and any exhibits or schedules hereto or thereto constitute a complete and exclusive statement of the understanding between the parties with respect to the subject matter hereof which supersede any and all other communications between the parties, whether written or oral. Any prior agreements, promises, negotiations or representations related to the subject matter hereof not expressly set forth in this Agreement or any exhibits or schedules hereto or thereto are of no force and effect.

22. Independent Contractor

22.1 IMaCS, in performance of this Agreement, is acting as an independent contractor and shall have the exclusive control of the manner and means of performing the work contracted for hereunder. Personnel supplied by IMaCS hereunder, whether or not located on Tenet’s premises, are not Tenet’s employees or agents and shall not hold themselves out as such, and IMaCS assumes full responsibility for their acts and for compliance with any applicable employment and tax laws with respect to such employees. Nothing contained in this Agreement shall be construed to create a joint venture or partnership between the parties.

23. Force Majeure

23.1 Neither party hereto shall be liable for any failure or delay in performance of its obligations hereunder by reason of any event or circumstance beyond its reasonable control, including without limitation acts of God, war, riot, strike, labor disturbance, fire, explosion, flood, or shortage or failure of suppliers. In the case of any delay in performance under this section continuing for more than sixty (60) consecutive days the unaffected party shall have the right to terminate this Agreement with notice to the affected party.

24. Hiring of Employees

24.1 During the term of this Agreement and for one (1) year thereafter, neither IMaCS nor Tenet will, without the prior written consent of other party, which may be withheld in that party’s sole discretion, offer employment to, employ or subcontract work to any person employed then or within the preceding twelve (12) months by the other party. This provision shall also be binding upon affiliates of both parties.

25. Counterparts

25.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

TENET:		IMaCS:
Tenet HealthSystem Medical, Inc.		Innovative Managed Care Systems, Inc.

By:	/s/ Stephen F. Brown	By:	/s/ Harriet Flowers
Its:	Executive Vice President - CIO	Its:	Chief Executive Officer

SCHEDULE A

Software and Fees

Software: ImaCS-Central Business Office (CBO)

I.	Corporate License[1]	$[**]

II.	Per Active Tenet Facility

	A Facility License[2]	$[**]

B.	Monthly Usage Fee

	i. Up to 50 facilities	$[**] per facility

	ii. 51-75 facilities	$[**] less

$[**]* (# facilities-50) Per facility

	iii. Over 75 facilities	$[**] per facility[3]

III.	Per Active Non-Tent Owned Facility

	A. Facility License	$[**]

	B. Monthly usage Fee	$ [**] per facility

IV.	Annual Maintenance License (Corporate and Facility) not Usage Fees	[**]% of Total License Fees

V.	On Request Services[4] Per Hour	$[**]

Billing Schedule:

Upon Contract Signing: Corporate License Fee	$[**]

Monthly Basis:
Applicable Facility License Fees

Monthly Usage Fees

[1]	Corporate License is a one-time fee, paid at execution of this Agreement.

[2]	Facility License fee is an annual fee per Tenet facility.

[3]	The reduction of the fee per facility based on number of facilities applies to all facilities not only the limited number of facilities that exceed the breakpoint.

[4]	A special lower hourly rate applies for Administrative staff associated with the Services Agreement.

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

On-Request Services

Annual Basis (after first year): Applicable Maintenance Fee